Mail Stop 6010


      March 16, 2006


Mr. Peter C. Farrell
Chief Executive Officer
Resmed, Inc.
14040 Danielson Street
Poway, CA  92064-6857

	Re:	Resmed, Inc.
		Form 10-K for the Fiscal Year Ended June 30, 2005
Forms 10-Q for the Quarter Ended September 30, 2005 and December
31,
   2005
File No.  001-15317


Dear Mr. Farrell:

	We have completed our review of your Form 10-K and related materials and do not, at this time, have any further comments.


	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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